Exhibit 10.1

CURAGEN CORPORATION

BOARD OF DIRECTORS COMPENSATION POLICY (ADDENDUM)

(Effective March 30, 2005)

CASH COMPENSATION – Ad Hoc Committee Fees

•	On March 30, 2005, the Board of Directors adopted a compensation policy for all ad hoc Committees which are formed pursuant to Article III, Section 1 of the By-Laws of the Company. A Committee’s cash compensation will be as follows: the Chairman will receive $20,000 and the members will receive $10,000 each.

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